EXHIBIT 99.1

Press Release	January 28, 2008
For further information:
Daniel R. Kadolph
Chief Financial Officer
708-450-6759
ir@midwestbank.com
Midwest Banc (MBHI) Reports Fourth Quarter Earnings
Midwest Banc Holdings, Inc. (MBHI) today reported diluted earnings per share of $.14 and core diluted earnings of $.17, excluding merger-related charges, for the fourth quarter. This compares to $.20 for the third quarter and $.12 for the same quarter in the prior year. Full year diluted earnings per share were $.72 compared to $.75 in 2006, and core diluted earnings per share were $.75 compared to $.79 in 2006.
Overview
“I am pleased with the Northwest Suburban merger integration, our success with capital raising and our commercial and industrial loan growth. Now our main focus in 2008 is on growing quality earnings in a predictable manner,” stated Jim Giancola, CEO. “We are not at all involved in any of the subprime mortgage mess that is plaguing some banks. However, our stock price, like that of all community banks, is clearly being hurt by the problems in the banking sector.”
Midwest’s performance during the fourth quarter included these very positive achievements.
•	Completed the acquisition and integration of Northwest Suburban Bancorp, Inc. (NWSB) which increased total assets by 18%

•	Raised $41.4 million in capital through a convertible preferred stock offering in a very challenging equity market

•	Increased average loans from third quarter by 6% annualized, excluding the loans acquired from NWSB, in spite of the slowing economy. When NWSB loans are included, total loans increased 23%.

•	Reduced total nonperforming assets to 2.08% of loan-related assets at quarter end compared to 2.34% at September 2007 and 2.33% at December 2006.
The carrying cost of the previously disclosed Large Problem Credit continues to have a substantial negative impact on earnings, reducing net income by approximately $.10 per diluted share in 2007 and $.03 per diluted share for the fourth quarter.
Midwest completed its acquisition of NWSB on October 1 and successfully completed the technology conversion shortly thereafter. With $553 million in assets, NWSB brings us five banking offices in complementary locations to our existing franchise in the affluent northwest suburbs.

Loan Growth
Average loans increased by $464 million, or 23%, from third to fourth quarter; $439 million of the increase is attributable to the NWSB acquisition. Excluding the loans acquired through Northwest Suburban, loans grew by $28 million or 6% annualized and $88 million or 5% annualized compared to September 30, 2007 and December 31, 2006, respectively.
During the quarter we revised our classification of commercial loans vs. commercial real estate loans, changing our prior practice of classifying any loan to a business that took real estate as collateral as a commercial real estate loan. Our new presentation recognizes that loans to owner-occupied businesses engaged in manufacturing, sales and services are commercial loans regardless of whether there is real estate taken as collateral. These loans generally have a lower risk profile than traditional commercial real estate loans. They are primarily dependent on an existing borrower’s cash flow for repayment, not real estate sales. All loans related to income producing properties and properties intended to be sold will continue to be classified as commercial real estate loans. Completing this project involved a loan-by-loan review of all of our commercial and commercial real estate loans. Our loan portfolio composition at December 31, 2007 under this improved source of repayment classification and prior collateral based classification systems was as follows:

	Source of	Collateral-
	Repayment	Based
Commercial	41%	19%
Commercial real estate	24	44
Construction	18	18
Residential mortgage	10	11
Consumer	7	8

Total loans, gross	100%	100%
Net Interest Margin
Midwest experienced severe short-term downward pressure on its margin in the quarter and it moved down 17 basis points from the prior quarter. Average borrowings increased $159 million or 23% in the quarter in order to fund growth. Notes payable on average increased by $81 million, primarily due to the cash requirements of the October 1, 2007 NWSB acquisition. Short-term LIBOR rates, which most of our borrowings are indexed to, lagged decreases in the prime rate. As a consequence of these movements, our average borrowing rate increased 24 basis points from the previous quarter while average loan yields declined 28 basis points. While we worked hard to reduce the more controllable average deposit rates by 20 basis points, it was not enough to offset the effects of the loan yield / borrowing costs mismatch. LIBOR has been declining and is anticipated to continue its decline in the near term. We expect relief to our margin in the first quarter of 2008 as the borrowing side benefits from these decreasing LIBOR rates.
Although Midwest continued its organic growth, we were able to reduce balances outstanding on our notes payable toward the latter part of the quarter as a result of our convertible preferred stock offering. Average junior subordinated debentures outstanding for the quarter were up $1.1 million over the previous quarter but period end balances decreased $5.1 million from September 30 to December 31 as $10.3 million was added on October 1 from the NWSB merger and $15.5 million was paid off in mid-November.

Loan Quality Stable
Net outstandings for the Large Problem Credit have remained constant during the fourth quarter at $29 million and represent 59% of our total nonaccrual loans at December 31, 2007. The borrower’s corporate entities have filed for protection under chapter 11 of the Bankruptcy Code. Midwest continues to aggressively pursue collection through the court system and the liquidation of collateral to pay down these loans. While the current carrying value of these loans at December 31 reflects management’s best current estimate of net realizable value, there can be no assurance that additional losses may not be incurred.
The quality of the loan portfolio remained stable in the fourth quarter of 2007. Nonaccrual loans to total loans declined from 2.23% at the end of the third quarter to 1.99% at year end. Nonaccrual loans also declined from the prior year end level of 2.20%. Nonaccrual loans excluding the Large Problem Credit were .83% of loans at year-end 2007, up slightly from .80% at September 30, 2007 but down from the prior year-end level of .89%. There were no loans over 90 days past due but accruing at December 31, 2007. Foreclosed properties decreased slightly from September 30. There were no additions to foreclosed properties in 2007. Loan delinquencies 30-89 days were .48% of loans at December 31, 2007, down slightly from .49% at September 30. Total nonperforming assets to loan-related assets, excluding the Large Problem Credit, were .92% at year-end 2007 compared to ..91% at September 30, 2007 and 1.02% at prior year end.
The allowance for loan losses grew by $1.9 million in the fourth quarter of 2007 and was 1.08% of loans outstanding at year end compared to 1.24% of loans outstanding at September 30, 2007. The allowance for loan losses to nonaccrual loans was 54% at December 31, 2007, slightly down from 56% at September 30, 2007. Net chargeoffs for the fourth quarter were $2.3 million or .37% of average loans, up from $645,000 or .13% of loans in the third quarter. Net chargeoffs for the full year 2007 were $4.1 million or .20% of average loans, compared to $9.8 million or .59% of average loans in 2006. The provision for loan losses for the fourth quarter of 2007 was $1.4 million compared to $1.8 million in the third quarter. The provision for loan losses was $4.9 million for the full year 2007 and exceeded net chargeoffs by approximately $752,000. The allowance was increased by $2.8 million as a result of the NWSB acquisition.
Noninterest Income Expansion
Noninterest income increased during the fourth quarter to $4.2 million, an increase of $461,000 over the prior quarter. Service charges on deposits increased by 27% from the previous quarter and average deposits grew by 23%. Service charges on deposits are anticipated to continue to increase in 2008. Trust income increased by 12% during the quarter, while insurance and brokerage commissions decreased by 29%.
On a full year basis, service charges on deposits increased by 17% in 2007, and insurance and brokerage commissions increased by 15%. Trust income increased by $938,000, or 102%, reflecting an entire year’s earnings from the trust assets under management previously acquired through the Royal American acquisition on July 1, 2006.
As disclosed previously, we introduced an enhanced sales initiative aimed at increasing cross-selling to both new and existing customers. During the fourth quarter, we launched a marketing campaign aimed at our community bank brand and risk-based pricing for consumer loans.

Noninterest Expense
On a linked-quarter basis, noninterest expenses in the fourth quarter of 2007 were up by $5.2 million or 32%. This increase was mainly attributed to an increase in salaries and benefits expense from the NWSB acquisition, together with $1.3 million in merger-related expenses. The increase also reflected higher occupancy and equipment expense, additional branches from the NWSB acquisition, and increases in professional services fees, loan workout legal fees and consulting expenses.
Midwest’s effective tax rate decreased to 8% in the fourth quarter down from 19% in the third quarter. Lower pre-tax income as reduced by merger related expenses was the primary factor in the reduced effective tax rate. Also, an adjustment related to Midwest’s 2006 income tax returns increased third quarter income tax expense by $159,000. The core efficiency ratio modestly increased to 69% during the quarter compared to 64% from the prior quarter.
Securities Portfolio and Balance Sheet Management
By strategy, our $748 million investment securities portfolio is held primarily to assist with liquidity management and to be an important component in our system of interest rate risk management. The purpose of our securities portfolio is not to take credit risk or to stretch into exotic investment products. We have no sub-prime or Alt-A mortgage backed securities. All of our $415 million in mortgage backed securities are agency issued, are AAA-rated, and are either pass-throughs or are CMOs. At December 31, the ratings of our securities portfolio were: AAA 87%; AA 12%; and A 1%.
Midwest continues to maintain a high-quality investment securities portfolio, and we have no direct exposure to the risks arising from the effects of the current sub-prime mortgage crisis. At December 31, 2007 we had gross unrealized losses in the available-for-sale portion of the investment portfolio of approximately $26 million, or 5% of the corresponding cost basis, all of which was judged to be temporary as of that date.
We have a portfolio of bank owned life insurance that had a cash surrender value (CSV) of $81 million at year end. The income from increases in CSV was $871,000 in the fourth quarter of 2007 and $3.1 million for the full year. We acquired $13 million in the NWSB acquisition.
At year-end, we had $821 million of funding from various borrowing sources to complement our $2.5 billion in deposits. Overall, the issues of “tight credit” and liquidity concerns that have challenged some financial institutions have not been a problem for Midwest Bank.
We have an aggressive program of modeling the interest rate risk inherent in our balance sheet including simulating various scenarios of market rate changes. At year end we consider our position to be essentially neutral over a twelve-month period although many of our floating rate assets are tied to prime while many funding sources are LIBOR-based. Based upon the recent correction to LIBOR, we expect our net interest margin to improve during the first quarter as funding costs drop faster than asset yields. Over the next twelve months, we expect only a minimal impact to earnings from rate changes in either direction.

Northwest Suburban Bancorp Acquisition
The NWSB acquisition closed on October 1, 2007. This in-market merger brought loans of $439 million, deposits of $471 million and 5 banking offices. Systems were converted on October 26 and on that date all operations were 100% integrated. In making this conversion and integration we incurred $1.3 million in merger-related charges, mainly for technology related expenses and compensation and benefits.
NWSB was fundamentally a small business and consumer bank coupled with a capable group of middle market corporate bankers all serving a valuable and loyal customer base. Through this merger we established a presence in desirable Chicago area communities such as Mount Prospect, now home to our Company’s largest branch.
The integration followed a best practices approach. Certain cash management capabilities previously available through strategic partnership are now offered in-house thanks to this merger. NWSB officers now manage our cash management unit which supports the expansion of commercial banking business throughout the Company.
All key personnel of NWSB have been retained. At announcement of the merger we stated that we anticipated $1.3 million of cost savings, after tax, net of the cost of supplemental executive retirement plan and restricted stock awards. Currently, we are on target to achieve our anticipated cost savings by the third quarter of 2008.
Going forward, our main strategies for making this a highly successful merger are to maintain the strong ties with the communities served by NWSB as we respond to the needs of our customers, stay connected to community leaders, and support community initiatives. It is critical we maintain local decision-making as we leverage our associates’ strong customer relationships, and a broad array of financial and wealth management services.
Successful Equity Offering
“December was not the best of times to be doing a bank equity offering,” reflected Jim Giancola. “However, we were committed to replacing the tangible equity impacted by the NWSB transaction in the same quarter. We feel that we were very effective in explaining that our Large Problem Credit challenge is isolated and not indicative of our current system of making and administering loans. Also, we made it very clear that we have no exposure to the sub-prime mortgage or liquidity challenges of some other banks and large diversified financial institutions.”
In December 2007, we raised $41.4 million in equity capital, net of issuance costs, through the issuance of 1,725,000 depositary shares of 7.75% noncumulative redeemable convertible perpetual preferred stock. Each of these shares is convertible into 1.67 common shares or $15 per share at any time by the holder. Five years after the issue date, Midwest can convert the shares using the same ratio if certain conditions are met. This stock trades on the NASDAQ Global Market under the symbol, MBHIP.
The proceeds from the offering were used to reduce balances outstanding on a term note and a revolving line of credit, as well as contributing capital to our bank subsidiary, thus reducing our balance sheet leverage. The capital raise helped maintain our well-capitalized status under regulatory guidelines which had been reduced by the goodwill and other intangibles associated with the NWSB acquisition.

Additionally, the issue is accretive to both our book value and tangible book value per share when such ratios are calculated on an “if converted” basis.
Financial Highlights
On October 1, 2007 Midwest Banc acquired Northwest Suburban Bancorp, Inc. On July 1, 2006 Midwest Banc acquired Royal American Corporation. There were special merger-related charges incurred in the fourth quarter 2007 and third quarter 2006. Therefore, comparisons involving prior periods may be affected by these mergers and these merger-related charges.
Earnings
•	Diluted earnings per share was $.14 for fourth quarter and $.72 for twelve months 2007
▪	Compared to $.12 for fourth quarter 2006, a 17% increase

▪	Compared to $.20 for third quarter 2007, a 30% decrease

▪	Compared to $.75 for twelve months 2006, a 4% decrease
•	Core diluted earnings per share was $.17 for fourth quarter and $.75 for twelve months 2007
▪	Compared to $.12 for fourth quarter 2006, a 42% increase

▪	Compared to $.20 for third quarter 2007, a 15% decrease

▪	Compared to $.79 for twelve months 2006, a 5% decrease
•	Net income was $4.2 million for fourth quarter and $18.6 million for twelve months 2007
▪	Compared to $2.9 million for fourth quarter 2006

▪	Compared to $4.8 million for third quarter 2007

▪	Compared to $17.7 million for twelve months 2006
•	Core net income was $5.0 million for fourth quarter and $19.4 million for twelve months 2007
▪	Compared to $2.9 million for fourth quarter 2006

▪	Compared to $4.8 million for third quarter 2007

▪	Compared to $18.7 million for twelve months 2006
•	Core return on average assets was .54% for fourth quarter and .61% for twelve months 2007
▪	Compared to .39% for fourth quarter 2006

▪	Compared to .64% for third quarter 2007

▪	Compared to .71% for twelve months 2006
•	Core return on average equity was 5.74% for fourth quarter and 6.39% for twelve months 2007
▪	Compared to 4.01% for fourth quarter 2006

▪	Compared to 6.75% for third quarter 2007

▪	Compared to 7.42% for twelve months 2006
•	Net interest margin was 2.93% for fourth quarter and 3.02% for twelve months 2007
▪	Compared to 3.08% for fourth quarter 2006

▪	Compared to 3.10% for third quarter 2007

▪	Compared to 3.32% for twelve months 2006
•	Top line revenue increased
▪	$4.5 million compared to fourth quarter 2006

▪	$3.4 million compared to third quarter 2007

▪	$8.3 million compared to twelve months 2006

•	Core efficiency ratio was 69% for fourth quarter and 67% for twelve months 2007
▪	Compared to 66% for fourth quarter 2006

▪	Compared to 64% for third quarter 2007

▪	Compared to 59% for twelve months 2006
Loans and Loan Quality
•	Loans in fourth quarter increased
▪	$464 million on an average balance basis compared to third quarter 2007, a $25 million increase excluding loans acquired through Northwest Suburban merger

▪	$467 million at December 31 compared to September 30 a $28 million increase excluding loans acquired through Northwest Suburban merger
•	Annualized net charge-off rate was .37% for fourth quarter and .20% for twelve months 2007
▪	Compared to 1.62% for fourth quarter 2006

▪	Compared to .59% for twelve months 2006
•	Nonaccrual loans at December 31 were $49.2 million or 1.99% of loans
▪	Compared to 2.23% at September 30

▪	Compared to 2.20% at December 31, 2006
•	Nonaccrual loans (excluding Large Problem Credit) at December 31 were $20.2 million or ..83% of loans
▪	Compared to .80% at September 30

▪	Compared to .89% at December 31, 2006
•	Nonperforming assets at December 31 were $51.4 million, or 2.08% of loan-related assets
▪	Compared to 2.34% at September 30

▪	Compared to 2.33% at December 31, 2006
•	Nonperforming assets (excluding Large Problem Credit) at December 31 were $22.4 million, or ..92% of loan-related assets
▪	Compared to .91% at September 30

▪	Compared to 1.02% at December 31, 2006
•	Allowance for loan losses at December 31 was 1.08% of loans
▪	Compared to 1.24% at September 30

▪	Compared to 1.19% at December 31, 2006
•	Allowance for loan losses to nonaccrual loans was 54% at December 31
▪	Compared to 56% at September 30

▪	Compared to 54% at December 31, 2006
•	Delinquencies 30-89 days to loans were .48% at December 31
▪	Compared to .49% at September 30

▪	Compared to .33% at December 30, 2006

Capital Ratios
•	Capital ratios at December 31

▪	Tier 1 risk-based	9.21%

▪	Total risk-based	10.17%

▪	Tier 1 leverage	7.33%

▪	Equity to assets	10.16%
Additional financial data are contained in the accompanying statements, tables and schedules.
Hosting a Conference Call
Management will host a conference call and webcast to discuss earnings results on January 29, 2008 at 10:00 am eastern/9:00 am central. We will provide a brief discussion of results and trends followed by responding to questions from investors and analysts who call in.
To participate in the call, dial (800) 860-2442 or (412) 858-4600 for international callers. Alternatively, participants can listen by going to our web site www.midwestbanc.com.
Replays will be available on the web site through April 29, 2008. The audio replay can be accessed through February 8, 2008 at (877) 344-7529 or (412) 317-0088 for international callers. Use pass code 414979#.
Franchise
Midwest Banc Holdings, Inc., headquartered in Melrose Park, IL, with approximately $3.7 billion in assets, provides a wide range of retail and commercial banking services, personal and corporate trust services, securities services and insurance brokerage services in the greater Chicago area. We have 29 banking offices and operate 32 ATMs. Our principal operating subsidiaries are Midwest Bank and Trust Company and Midwest Financial and Investment Services, Inc.
Information on our products and services and locations is available at www.midwestbanc.com.
Forward-Looking Statements
This news release contains “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and should be reviewed in conjunction with the company’s Annual Report on Form 10-K and other publicly available information regarding the company, copies of which are available from the company upon request. Such publicly available information sets forth the certain risks and uncertainties related to the company’s business, which should be considered in evaluating “Forward-Looking Statements.”
# # #

Financial Highlights
Midwest Banc Holdings, Inc.
(In thousands, except per share data)

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2007	2007	2007	2007	2006
Income Statement Data:
Net income	$4,222	$4,836	$5,107	$4,412	$2,933
Core net income(1)	5,041	4,836	5,094	4,412	2,933

Per Share Data:
Basic and diluted earnings	$.14	$.20	$.21	$.18	$.12
Core diluted earnings(1)	.17	.20	.21	.18	.12
Cash dividends declared	.13	.13	.13	.13	.13
Book value	12.00	11.69	11.55	11.76	11.65
“If converted” book value(11)	12.23	11.69	11.55	11.76	11.65
Tangible book value(2)	5.62	8.02	7.91	8.12	7.97
“If converted” tangible book value(2)(11)	6.44	8.02	7.91	8.12	7.97
Stock price at period end	12.42	14.77	14.50	17.71	23.75
Average stock price	13.34	14.54	16.35	20.25	23.66

Share Data:
Common shares outstanding – at period end	27,804	24,406	24,547	24,705	24,663
Basic - average	27,895	24,454	24,638	24,693	24,725
Diluted - average	28,043	24,647	24,828	24,950	25,083

Selected Financial Ratios:
Return on average assets	.45%	.64%	.68%	.60%	.39%
Core return on average assets(1)	.54	.64	.68	.60	.39
Return on average equity	4.80	6.75	7.07	6.20	4.01
Core return on average equity(1)	5.74	6.75	7.05	6.20	4.01
Net interest margin (tax equivalent)	2.93	3.10	3.05	3.01	3.08
Core efficiency ratio(1)(3)(4)	69	64	66	70	66
Dividend payout ratio	91	67	64	74	111
Loans to deposits at period end	101	101	96	97	99
Loans to assets at period end	67	66	66	65	66
Equity to assets at period end	10.16	9.41	9.38	9.75	9.76
Tangible equity to tangible assets at period end(2)(5)	5.62	6.65	6.62	6.94	6.89
Tier 1 capital to risk-weighted assets	9.21	11.42	11.76	12.02	11.92
Total capital to risk-weighted assets	10.17	12.52	12.81	13.10	12.97
Tier 1 leverage ratio	7.33	8.99	9.13	9.38	9.34

Full time equivalent employees	539	460	489	491	494

Balance Sheet Data:
Total earning assets	$3,266,461	$2,750,334	$2,698,762	$2,685,977	$2,617,894
Average earning assets	3,301,501	2,736,154	2,731,527	2,665,044	2,645,898
Average assets	3,721,444	3,020,254	3,013,039	2,966,039	2,946,366
Average loans	2,453,292	1,989,119	1,961,437	1,946,460	1,918,376
Average securities	808,774	698,541	726,534	677,001	697,577
Average deposits	2,480,831	2,022,709	2,021,256	1,995,721	1,996,864
Tangible shareholders’ equity(2)	197,713	195,790	194,138	200,711	196,481
Average equity	348,639	284,231	289,760	288,783	289,864
See footnotes at end of statements, tables and schedules.

Financial Highlights
Midwest Banc Holdings, Inc.
(In thousands, except per share data)

	Twelve Months Ended
	December 31,	December 31,
	2007	2006
Income Statement Data:
Net income	$18,577	$17,746
Core net income(1)	19,383	18,707

Per Share Data:
Basic earnings	$.72	$.76
Diluted earnings	.72	.75
Core diluted earnings	.75	.79
Cash dividends declared	.52	.51

Share Data:
Common shares outstanding — at period end	27,804	24,663
Basic – average	25,426	23,348
Diluted – average	25,580	23,790

Selected Financial Ratios:
Return on average assets	.58%	.67%
Core return on average assets(1)	.61	.71
Return on average equity	6.13	7.04
Core return on average equity(1)	6.39	7.42
Net interest margin (tax equivalent)	3.02	3.32
Core efficiency ratio(1)(3)(4)	67	59
Dividend payout ratio	73	68

Full time equivalent employees	539	494

Balance Sheet Data:
Total earning assets	$3,266,461	$2,617,894
Average earning assets	2,859,965	2,395,894
Average assets	3,181,990	2,635,138
Average loans	2,088,696	1,658,920
Average securities	727,998	706,832
Average deposits	2,131,164	1,804,037
Tangible shareholders’ equity(2)	197,713	196,481
Average equity	303,195	252,176
See footnotes at end of statements, tables and schedules.

Statement of Income
Midwest Banc Holdings, Inc.
(In thousands, except per share data)

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2007	2007	2007	2007	2006
Interest Income
Loans	$44,598	$37,566	$36,822	$36,058	$35,970
Loans held for sale	—	11	48	30	41
Securities
Taxable	9,886	8,611	8,729	7,563	7,450
Exempt from fed income taxes	645	462	462	700	962
Dividends from FRB and FHLB stock	158	227	226	228	218
Short-term investments	150	297	205	187	69

Total interest income	55,437	47,174	46,492	44,766	44,710

Interest Expense
Deposits	21,577	18,634	18,582	17,899	17,495
Federal funds purchased	673	64	393	699	776
Securities sold under repurchase agreements	3,443	3,137	2,563	2,159	2,651
Advances from the FHLB	3,811	3,640	3,670	3,648	3,286
Junior subordinated debentures	1,325	1,334	1,315	1,301	1,327
Notes payable	1,352	18	—	—	—

Total interest expense	32,181	26,827	26,523	25,706	25,535

Net interest income	23,256	20,347	19,969	19,060	19,175
Provision for loan losses	1,410	1,800	1,036	645	5,500

Net interest income after provision for loan losses	21,846	18,547	18,933	18,415	13,675
Noninterest Income
Service charges on deposit accounts	1,953	1,535	1,575	1,634	1,572
Gains (losses) on securities transactions	9	6	31	(14)	42
Net trading profits	—	—	—	—	—
Gains on sale of loans	1	41	225	176	270
Insurance and brokerage commissions	488	685	541	573	514
Trust	508	453	503	393	399
Increase in CSV of life insurance	871	736	703	753	694
Gain on extinguishment of debt	—	—	—	—	—
Other	331	244	318	205	299

Total noninterest income	4,161	3,700	3,896	3,720	3,790

Noninterest Expenses
Salaries and employee benefits	11,665	9,740	10,363	10,447	10,058
Occupancy and equipment	2,740	2,362	2,190	2,190	2,088
Professional services	1,857	1,297	1,108	1,208	1,172
Marketing	614	538	478	679	591
Foreclosed properties	(2)	4	7	25	75
Amortization of intangible assets	644	409	409	456	461
Merger related charges	1,333	—	(21)	—	—
Other	2,574	1,895	2,110	2,076	2,050

Total noninterest expenses	21,425	16,245	16,644	17,081	16,495

Income before income taxes	4,582	6,002	6,185	5,054	970
Provision (benefit) for income taxes	360	1,166	1,078	642	(1,963)

Net Income	$4,222	$4,836	$5,107	$4,412	$2,933

Net Income available to common shareholders	$4,018	$4,836	$5,107	$4,412	$2,933

Basic and diluted earnings per share	$.14	$.20	$.21	$.18	$.12

Cash dividends declared per share	$.13	$.13	$.13	$.13	$.13

Top line revenue (6)	$27,417	$24,047	$23,865	$22,780	$22,965
Noninterest income to top line revenue	15%	15%	16%	16%	17%

Statement of Income
Midwest Banc Holdings, Inc.
(In thousands, except per share data)

	Twelve Months Ended
	December 31,	December 31,	Increase	Increase
	2007	2006	(Decrease)	(Decrease)
Interest Income
Loans	$155,044	$123,854	$31,190	25%
Loans held for sale	89	125	(36)	(29)
Securities
Taxable	34,789	30,514	4,275	14
Exempt from federal income taxes	2,269	3,570	(1,301)	(36)
Dividends from Fed Res and FHLB stock	839	693	146	21
Short-term investments	839	506	333	66

Total interest income	193,869	159,262	34,607	22

Interest Expense
Deposits	76,692	57,518	19,174	33
Federal funds purchased	1,829	1,526	303	20
Securities sold under repurchase agreements	11,302	10,387	915	9
Advances from the FHLB	14,769	9,808	4,961	51
Junior subordinated debentures	5,275	4,741	534	11
Notes payable	1,370	—	1,370	100

Total interest expense	111,237	83,980	27,257	32

Net interest income	82,632	75,282	7,350	10
Provision for loan losses	4,891	12,050	(7,159)	(59)

Net interest income after provision for loan losses	77,741	63,231	14,509	23
Noninterest Income
Service charges on deposit accounts	6,697	5,733	964	17
Gains (losses) on securities transactions	32	(153)	185	121
Net trading profits	—	624	(624)	(100)
Gains on sale of loans	443	760	(317)	(42)
Insurance and brokerage commissions	2,287	1,990	297	15
Trust	1,857	919	938	102
Increase in CSV of life insurance	3,063	2,394	669	28
Gain on extinguishment of debt	—	1,250	(1,250)	(100)
Other	1,098	1,034	64	6

Total noninterest income	15,477	14,551	926	6

Noninterest Expenses
Salaries and employee benefits	42,215	34,476	7,739	22
Occupancy and equipment	9,482	7,076	2,406	34
Professional services	5,470	4,971	499	10
Marketing	2,309	2,049	260	13
Foreclosed properties	34	311	(277)	(89)
Amortization of intangible assets	1,918	1,223	695	57
Merger related charges	1,312	1,595	(283)	(18)
Other	8,655	6,914	1,741	25

Total noninterest expenses	71,395	58,615	12,780	22

Income before income taxes	21,823	19,168	2,655	14
Provision for income taxes	3,246	1,422	1,824	128

Net Income	$18,577	$17,746	$831	5

Net Income available to common shareholders	$18,373	$17,746	$627	4

Basic earnings per share	$.72	$.76	$(.04)	(5)

Diluted earnings per share	$.72	$.75	$(.03)	(4)

Cash dividends declared per share	$.52	$.51	$.01	2

Balance Sheet
Midwest Banc Holdings, Inc.
(In thousands)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2007	2007	2007	2007	2006
Assets
Cash	$70,111	$46,963	$53,832	$64,153	$91,630
Short-term investments	14,388	17,241	8,861	24,485	8,902
Securities available-for-sale	710,881	660,986	639,087	639,985	589,981
Securities held-to-maturity	37,601	40,978	42,110	43,562	45,931

Total securities	748,482	701,964	681,197	683,547	635,912
Fed Res and FHLB stock, at cost	29,264	23,683	23,683	23,592	23,592
Loans held for sale	—	—	2,349	3,740	2,672
Loans	2,474,327	2,007,446	1,982,672	1,950,613	1,946,816
Allowance for loan losses	(26,748)	(24,879)	(23,724)	(24,028)	(23,229)

Net loans	2,447,579	1,982,567	1,958,948	1,926,585	1,923,587
Cash value of life insurance	81,166	67,412	66,676	65,973	65,220
Premises and equipment	41,821	22,468	22,489	22,282	21,960
Foreclosed properties	2,220	2,246	2,312	2,403	2,640
Goodwill and other intangibles	177,451	89,443	89,437	89,788	90,761
Other	80,300	78,578	112,510	74,083	75,170

Total assets	$3,692,782	$3,032,565	$3,022,294	$2,980,631	$2,942,046

Liabilities and Shareholders’ Equity

Liabilities
Deposits
Noninterest-bearing	$321,317	$246,153	$256,152	$247,548	$276,381
Interest-bearing	2,136,831	1,748,774	1,801,690	1,759,452	1,681,429

Total deposits	2,458,148	1,994,927	2,057,842	2,007,000	1,957,810
Federal funds purchased	81,000	12,000	29,000	7,000	66,000
Securities sold under repurchase agreements	283,400	317,118	282,037	251,070	201,079
FHLB advances	323,439	319,925	269,911	319,897	319,883
Junior subordinated debentures	60,724	65,861	65,845	65,828	65,812
Notes payable	72,500	2,500	—	—	—
Other	38,407	35,001	34,084	39,337	44,220

Total liabilities	3,317,618	2,747,332	2,738,719	2,690,132	2,654,804

Shareholders’ Equity

Preferred equity	41,442	—	—	—	—
Common equity	347,639	295,807	295,436	295,614	293,515
Accumulated other comprehensive loss	(13,917)	(10,574)	(11,861)	(5,115)	(6,273)

Total shareholders’ equity	375,164	285,233	283,575	290,499	287,242

Total liabilities and shareholders’ equity	$3,692,782	$3,032,565	$3,022,294	$2,980,631	$2,942,046

Loan Portfolio Composition — Source of Repayment
Commercial	$1,015,799	41%
Construction	444,613	18
Commercial real estate	600,451	24
Consumer	168,955	7
Residential mortgage	244,874	10

Total loans, gross	$2,474,692	100%

Balance Sheet Comparison
Midwest Banc Holdings, Inc.
(In thousands)
     The following table sets forth the changes in the balance sheet at December 31, 2007 compared to December 31, 2006 excluding the Northwest Suburban acquisition on October 1, 2007.

				Northwest	Excluding Northwest
	December 31,			Suburban	Suburban Acquisition
	2007	2006	$ Change	Acquisition(a)	$ Change	% Change
			(Dollars in thousands)
Assets
Cash and cash equivalents(b)	$84,499	$100,532	$(16,033)	$3,489	$(19,522)	(19)%
Securities available-for-sale	710,881	589,981	120,900	57,597	63,303	11
Securities held-to-maturity	37,601	45,931	(8,330)	—	(8,330)	(18)

Total securities	748,482	635,912	112,570	57,597	54,973	9
Fed Res and FHLB stock, at cost	29,264	23,592	5,672	1,503	4,169	18
Loans held for sale	—	2,672	(2,672)	—	(2,672)	(100)
Loans	2,474,327	1,946,816	527,511	439,249	88,262	5
Allowance for loan loss	(26,748)	(23,229)	(3,519)	(2,767)	(752)	3

Net loans	2,447,579	1,923,587	523,992	436,482	87,510	5
Cash surrender value of life insurance	81,166	65,220	15,946	12,887	3,059	5
Premises and equipment	41,821	21,960	19,861	19,279	582	3
Foreclosed properties	2,220	2,640	(420)	—	(420)	(16)
Goodwill and other intangibles	177,451	90,761	86,690	88,611	(1,921)	(2)
Other	80,300	75,170	5,130	7,844	(2,714)	(4)

Total assets	$3,692,782	$2,942,046	$750,736	$627,692	$123,044	4%

Liabilities and Shareholders’ Equity

Liabilities
Noninterest-bearing	$321,317	$276,381	$44,936	$65,299	$(20,363)	(7)%
Interest-bearing	2,136,831	1,681,429	455,402	405,361	50,041	3

Total deposits	2,458,148	1,957,810	500,338	470,660	29,678	2
Federal funds purchased	81,000	66,000	15,000	6,170	8,830	13
Securities sold under agreements to repurchase	283,400	201,079	82,321	—	82,321	41
FHLB advances	323,439	319,883	3,556	3,500	56	0
Junior subordinated debentures	60,724	65,812	(5,088)	10,310	(15,398)	(23)
Notes payable	72,500	—	72,500	75,000	(2,500)	100
Other	38,407	44,220	(5,813)	6,915	(12,728)	(29)

Total liabilities	3,317,618	2,654,804	662,814	572,555	90,259	3

Shareholders’ Equity

Preferred equity	41,442	—	41,442	—	41,442	100
Common equity	347,639	293,515	54,124	55,137	(1,013)	0
Accumulated other comprehensive loss	(13,917)	(6,273)	(7,644)	—	(7,644)	122

Total shareholders’ equity	375,164	287,242	87,922	55,137	32,785	11

Total liabilities and shareholders’ equity	$3,692,782	$2,942,046	$750,736	$627,692	$123,044	4%

(a)	Includes fair value adjustments.

(b)	Northwest Suburban Acquisition column includes cash and cash equivalents acquired through Northwest Suburban of $10,066 less cash paid for acquisition of $81,163 and capitalized costs of $414 plus $75,000 borrowing.

Net Interest Margin
Midwest Banc Holdings, Inc.
(In thousands)

	For the Three Months Ended
	December 31, 2007		September 30, 2007		December 31, 2006
	Average	Average	Average	Average	Average	Average
	Balance	Rate	Balance	Rate	Balance	Rate
Interest-Earning Assets:
Short-term investments	$11,627	5.19%	$23,996	4.95%	$5,223	5.28%
Securities:
Taxable(7)	742,114	5.61	650,776	5.61	597,167	5.42
Exempt from federal income taxes(7)	66,660	5.96	47,765	5.95	100,410	5.90

Total securities	808,774	5.64	698,541	5.63	697,577	5.48
FRB and FHLB stock	27,808	2.27	23,683	3.83	21,885	3.98
Loans held for sale	—	—	815	5.40	2,837	5.78
Loans (7)(9)(10)	2,453,292	7.29	1,989,119	7.57	1,918,376	7.52

Total interest-earning assets	$3,301,501	6.84%	$2,736,154	7.00%	$2,645,898	6.96%

Noninterest-Earning Assets:
Cash	$57,080		$51,487		$74,087
Premises and equipment	41,521		22,404		21,221
Allowance for loan losses	(26,924)		(24,255)		(25,734)
Other	348,266		234,464		230,554

Total noninterest-earning assets	419,943		284,100		300,468

Total assets	$3,721,444		$3,020,254		$2,946,366

Interest-Bearing Liabilities:
Deposits:
Interest-bearing demand deposits	$218,213	1.80%	$175,582	1.96%	$155,351	1.65%
Money-market demand and savings account	439,720	2.48	365,985	2.62	401,962	2.60
Time deposits less than $100,000	827,332	5.05	750,642	4.86	721,362	4.71
Time deposits of $100,000 or more	664,327	4.47	474,194	5.28	436,659	5.26
Public funds	—	—	—	—	1,065	4.88

Total interest-bearing deposits	2,149,592	4.02	1,766,403	4.22	1,716,399	4.08
Borrowings:
Fed funds purch & repurchase agreements	368,073	4.47	307,843	4.16	275,700	4.97
FHLB advances	323,433	4.71	307,418	4.74	281,724	4.67
Junior subordinated debentures	66,935	7.92	65,854	8.10	65,806	8.07
Notes payable	82,717	6.54	1,440	5.00	—	—

Total borrowings	841,158	5.04	682,555	4.80	623,230	5.16

Total interest-bearing liabilities	$2,990,750	4.32%	$2,448,958	4.40%	$2,339,629	4.36%

Noninterest-Bearing Liabilities:
Noninterest-bearing demand deposits	$331,239		$256,306		$280,465
Other liabilities	50,816		30,759		36,408

Total noninterest-bearing liabilities	382,055		287,065		316,873

Shareholders’ equity	348,639		284,231		289,864

Total liabilities and shareholders’ equity	$3,721,444		$3,020,254		$2,946,366

Net interest margin (tax equivalent)(7)(11)		2.93%		3.10%		3.08%
See footnotes at end of statements, tables and schedules.

Net Interest Margin
Midwest Banc Holdings, Inc.
(In thousands)

	For the Twelve Months Ended
	December 31, 2007		December 31, 2006
	Average	Average	Average	Average
	Balance	Rate	Balance	Rate
Interest-Earning Assets:
Short-term investments	$17,124	4.90%	$10,009	5.06%
Securities:
Taxable(7)	669,154	5.51	613,485	5.31
Exempt from federal income taxes(7)	58,844	5.93	93,347	5.88

Total securities	727,998	5.55	706,832	5.39
FRB and FHLB stock	24,697	3.40	18,105	3.83
Loans held for sale	1,450	6.14	2,028	6.16
Loans (7)(9)(10)	2,088,696	7.44	1,658,920	7.48

Total interest-earning assets	$2,859,965	6.91%	$2,395,894	6.83%

Noninterest-Earning Assets:
Cash	$57,185		$61,519
Premises and equipment, net	27,093		21,706
Allowance for loan losses	(24,977)		(22,115)
Other assets	262,724		178,134

Total noninterest-earning assets	322,025		239,244

Total assets	$3,181,990		$2,635,138

Interest-Bearing Liabilities:
Deposits:
Interest-bearing demand deposits	$182,276	1.85%	$150,503	1.17%
Money-market demand and savings accounts	386,722	2.57	346,933	2.18
Time deposits less than $100,000	761,698	4.87	747,676	4.20
Time deposits of $100,000 or more	525,649	5.00	326,516	4.99
Public funds	—	—	11,703	4.54

Total interest-bearing deposits	1,856,345	4.13	1,583,331	3.63
Borrowings:
Fed funds purch & repurchase agreements	304,269	4.32	255,843	4.66
FHLB advances	317,232	4.66	228,811	4.29
Junior subordinated debentures	66,114	7.98	60,776	7.80
Notes payable and other borrowings	21,212	6.46	—	—

Total borrowings	708,827	4.87	545,430	4.85

Total interest-bearing liabilities	$2,565,172	4.34%	$2,128,761	3.95%

Noninterest-Bearing Liabilities:
Noninterest-bearing demand deposits	$274,819		$220,706
Other liabilities	38,804		33,495

Total noninterest-bearing liabilities	313,623		254,201

Shareholders’ equity	303,195		252,176

Total liabilities and shareholders’ equity	$3,181,990		$2,635,138

Net interest margin (tax equivalent)(7)(11)		3.02%		3.32%
See footnotes at end of statements, tables and schedules.

Credit Risk Management
Midwest Banc Holdings, Inc.
(In thousands)

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2007	2007	2007	2007	2006
Loan Quality
Nonaccrual loans
Large Problem Credit	$28,989	$28,886	$28,909	$26,845	$25,825
From remainder of portfolio	20,184	15,795	14,679	14,834	17,001

Total nonaccrual loans	$49,173	$44,681	$43,588	$41,679	$42,826

Foreclosed properties	$2,220	$2,246	$2,312	$2,403	$2,640

Nonperforming assets
Large Problem Credit	$28,989	$28,886	$28,909	$26,845	$25,825
From remainder of portfolio	22,404	18,041	16,991	17,237	19,641

Total nonperforming assets	$51,393	$46,927	$45,900	$44,082	$45,466

90+ days past due and accruing	$—	$—	$608	$25	$34

Loans
Large Problem Credit	$28,989	$28,886	$28,909	$28,884	$27,902
Remainder of portfolio	2,445,338	1,978,560	1,953,763	1,921,729	1,918,914

Total loans	$2,474,327	$2,007,446	$1,982,672	$1,950,613	$1,946,816

Foreclosed properties	$2,220	$2,246	$2,312	$2,403	$2,640

Loan-related assets
Large Problem Credit	$28,989	$28,886	$28,909	$28,884	$27,902
Remainder of portfolio	2,447,558	1,980,806	1,956,075	1,924,132	1,921,554

Total loan-related assets	$2,476,547	$2,009,692	$1,984,984	$1,953,016	$1,949,456

Nonaccrual loans to loans
Total	1.99%	2.23%	2.20%	2.14%	2.20%
Without Large Problem Credit	.83	.80	.75	.77	.89
Nonperforming assets to loan-related assets
Total	2.08%	2.34%	2.31%	2.26%	2.33%
Without Large Problem Credit	.92	.91	.87	.90	1.02

Allowance for Loan Losses
Beginning balance	$24,879	$23,724	$24,028	$23,229	$25,542
Bank acquisition	2,767	—	—	—	—
Provision for loan losses	1,410	1,800	1,036	645	5,500
Net chargeoffs (recoveries)
Large Problem Credit	—	—	—	—	7,500
From remainder of portfolio	2,308	645	1,340	(154)	313

	2,308	645	1,340	(154)	7,813

Ending balance	$26,748	$24,879	$23,724	$24,028	$23,229

Net chargeoffs (recoveries) to average loans
Total	.37%	.13%	.27%	(.03)%	1.62%
Without Large Problem Credit	.37	.13	.27	(.03)	.06
Delinquencies 30 — 89 days to average loans
Total	.48%	.49%	.63%	.48%	.33%
Without Large Problem Credit	.48	.49	.63	.48	.33
Allowance for loan losses to
Loans at period end	1.08%	1.24%	1.20%	1.23%	1.19%
Nonaccrual loans	54%	56%	54%	58%	54%

Footnotes
Midwest Banc Holdings, Inc.
(In thousands)
(1)	Core net income is net income excluding merger related charges. Management believes that core net income is a more useful measure of operating performance since it excludes items that are not recurring in nature. In addition, management believes core net income is more reflective of current trends. The following table reconciles reported net income to core net income for the periods presented:

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2007	2007	2007	2007	2006
Net Income	$4,222	$4,836	$5,107	$4,412	$2,933
Merger related charges, net of tax	819	—	(13)	—	—

Core net income	$5,041	$4,836	$5,094	$4,412	$2,933

	Twelve Months Ended
	December 31,	December 31,
	2007	2006
Net Income	$18,577	$17,746
Merger related charges, net of tax	806	961

Core net income	$19,383	$18,707

Core diluted earnings per share is core net income, reconciled above, divided by the diluted shares outstanding for that period. Core return on average assets is core net income, reconciled above, divided by average assets for that period. Core return on average equity is core net income, reconciled above, divided by average equity for that period.

Management believes that core net income, core diluted earnings per share, core return on average assets and average equity are more useful measures of operating performance since it excludes items that are not recurring in nature and are more reflective of current trends.
(2)	Shareholders’ equity less goodwill and net core deposit intangible and other intangibles.

	December 31,	September 30,	June 30,	March 31,	December 31,
	2007	2007	2007	2007	2006
Shareholders’ equity	$375,164	$285,233	$283,575	$290,499	$287,242
Core deposit intangible and other intangibles	17,044	9,586	9,812	10,163	11,273
Goodwill	160,407	79,857	79,625	79,625	79,488

Tangible shareholders’ equity	$197,713	$195,790	$194,138	$200,711	$196,481

(3)	Excludes net gains or losses on securities transactions.
(4)	Noninterest expense less amortization and foreclosed properties expenses divided by the sum of net interest income (tax equivalent) plus noninterest income.

Core efficiency ratio excludes merger related charges. Management believes that the core efficiency ratio is a more useful measure since it excludes items that are not recurring in nature and is more reflective of current trends. The following tables reconcile reported noninterest expense to core noninterest expenses for the periods presented:

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31
	2007	2007	2007	2007	2006
Noninterest expenses	$21,425	$16,245	$16,644	$17,081	$16,495
Merger related charges	(1,333)	—	21	—	—

Core noninterest expenses	$20,092	$16,245	$16,665	$17,081	$16,495

	Twelve Months Ended
	December 31,	December 31,
	2007	2006
Noninterest expenses	$71,395	$58,615
Merger related charges	(1,312)	(1,595)

Core noninterest expenses	$70,083	$57,020

(5)	Total assets less goodwill and net core deposit intangible and other intangibles.

	December 31,	September 30,	June 30,	March 31,	December 31
	2007	2007	2007	2007	2006
Total assets	$3,692,782	$3,032,565	$3,022,294	$2,980,631	$2,942,046
Core deposit intangible and other intangibles	17,044	9,586	9,812	10,163	11,273
Goodwill	160,407	79,857	79,625	79,625	79,488

Tangible assets	$3,515,331	$2,943,122	$2,932,857	$2,890,843	$2,851,285

(6)	Includes net interest income and noninterest income.

(7)	Adjusted for 35% tax rate and adjusted for the dividends-received deduction where applicable.

(8)	Nonaccrual loans are included in the average balance; however, these loans are not earning any interest.

(9)	Includes loan fees.

(10)	Reconciliation of reported net interest income to tax equivalent net interest income.

	For the Three Months Ended,			For the Twelve Months Ended,
	December 31,	September 30,	December 31,	December 31,	December 31,
	2007	2007	2006	2007	2006
Net interest income	$23,256	$20,347	$19,175	$82,632	$75,282
Tax equivalent adjustment to net interest income	960	837	1,220	3,612	4,286

Net interest income, tax equivalent basis	$24,216	$21,184	$20,395	$86,244	$79,568

(11)	Reconciliation of common equity to shareholders’ equity.

	December 31,	September 30,	June 30,	March 31,	December 31,
	2007	2007	2007	2007	2006
Preferred equity	$41,442	$—	$—	$—	$—
Common equity	333,722	285,233	283,575	290,499	287,242

Shareholders’ equity	$375,164	$285,233	$283,575	$290,499	$287,242

     Reconciliation of tangible common equity to tangible shareholders’ equity.

	December 31,	September 30,	June 30,	March 31,	December 31,
	2007	2007	2007	2007	2006
Preferred equity	$41,442	$—	$—	$—	$—
Tangible common equity	156,271	195,790	194,138	200,711	196,481

Tangible shareholders’ equity	$197,713	$195,790	$194,138	$200,711	$196,481

     Reconciliation of common shares outstanding at period end to “if converted” shares outstanding.

	December 31,	September 30,	June 30,	March 31,	December 31,
	2007	2007	2007	2007	2006
Common shares outstanding	27,804	24,406	24,547	24,705	24,663
Resulting common shares if preferred shares were converted	2,875	—	—	—	—

“If converted” shares outstanding	30,679	24,406	24,547	24,705	24,663